Exhibit 23.1

Deloitte & Touche LLP Suite 800 1750 Tysons Boulevard McLean, VA 22102-4219 USA Tel: + 1 703 251 1000 Fax: + 1 703 251 3400 www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 26, 2009, relating to the consolidated financial statements of E*TRADE Financial Corporation (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph regarding the adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, as of January 1, 2007, and the adoption of Statement of Financial Accounting Standard (“SFAS”) No. 157, Fair Value Measurement, and SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, on January 1, 2008) and the effectiveness of the E*TRADE Financial Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of E*TRADE Financial Corporation for the year ended December 31, 2008, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

April 16, 2009

Member of Deloitte Touche Tohmatsu